Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 11, 2011 (December 2, 2011 as to Note 14) relating to the financial statements of GenMark Diagnostics, Inc. and subsidiaries (formerly Osmetech plc and subsidiaries) appearing in Amendment No. 1 to the Annual Report on Form 10-K/A of Genmark Diagnostics, Inc. for the year ended December 31, 2010, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP
San Diego, CA
December 2, 2011